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                                                                    Exhibit 23.A


                              ACCOUNTANTS' CONSENT



The Board of Directors
Analysis & Technology, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Analysis & Technology, Inc. of our report dated May 1, 1998, relating to the consolidated balance sheets of Analysis & Technology, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of Analysis & Technology, Inc.







                                                      KPMG Peat Marwick LLP


Providence, Rhode Island
August 25, 1998